Exhibit 8.1

Nauticus Robotics, Inc.

17146 Feathercraft Lane, Suite 450

Webster, TX 77598

Ladies and Gentlemen:

In connection with the Agreement and Plan of Merger (the “Merger Agreement”), dated as of December 16, 2021, as amended on January 30 and June 6, 2022, by and among CleanTech Acquisition Corp., a Delaware corporation (“CLAQ”), CleanTech Merger Sub, Inc., a Texas corporation, (“Merger Sub”) and Nauticus Robotics, Inc., a Texas corporation (the “Company”), pursuant to which Merger Sub shall merge with and into the Company, with the Company continuing as the surviving corporation (the “Merger”), we have acted as special tax counsel to the Company in connection with the preparation and filing of the Registration Statement on Form S-4 (Registration Statement No. 333-256161), originally filed with the Securities and Exchange Commission (the “Commission”) on January 31, 2022 (such Registration Statement, as amended or supplemented, is hereinafter referred to as the “Registration Statement”). Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the proxy statement/prospectus which forms a part of the Registration Statement.

In providing this opinion, we have assumed (without any independent investigation or review thereof) that:

a. All original documents submitted to us (including signatures thereto) are authentic, all documents submitted to us as copies conform to the original documents, all such documents have been duly and validly executed and delivered where due execution and delivery are a prerequisite to the effectiveness thereof, and all parties to such documents had or will have, as applicable, the requisite corporate powers and authority to enter into such documents and to undertake and consummate the Merger;

b. All factual representations, warranties, and statements made or agreed to by the parties to the Merger Agreement, the Subscription Agreements, the Support Agreements, and the other agreements referred to in each of the foregoing (collectively, the “Agreements” and, together with the Registration Statement, the “Documents”), and in the representation letters provided to us by CLAQ, Merger Sub and the Company, are true, correct, and complete as of the date hereof and will remain true, correct, and complete through the consummation of the Merger, in each case, without regard to any qualification as to knowledge, belief, materiality, or otherwise;

c. The descriptions of CLAQ and the Company in the Registration Statement and other public filings are true, accurate, and complete;

d. The aggregate value of any consideration paid to dissenting stockholders with respect to their Dissenting Shares (as defined in the Merger Agreement) shall not exceed 10% of the aggregate value of the consideration paid to all stockholders of the Company in connection with the Merger;

e. The description of the Merger and other transactions related to the Merger (together, the “Transactions”) in the Registration Statement is and will remain true, accurate, and complete, the Transactions will be consummated in accordance with such description and with the Merger Agreement and the other Agreements, without any waiver or breach of any material provision thereof, and the Transactions will be effective under applicable corporate law as described in the Merger Agreement and the other Agreements; and

f. The Documents represent the entire understanding of the parties with respect to the Transactions, there are no other written or oral agreements regarding the Transactions other than the Agreements, and none of the material terms and conditions thereof have been or will be waived or modified.

This opinion is based on current provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), the U.S. Treasury Regulations promulgated thereunder, and the interpretation of the Code and such regulations by the courts and the U.S. Internal Revenue Service, in each case, as they are in effect and exist at the date of this opinion. It should be noted that statutes, regulations, judicial decisions, and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. Any change that is made after the date hereof in any of the foregoing bases for our opinion, or any inaccuracy in the facts or assumptions on which we have relied in issuing our opinion, could adversely affect our conclusion. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention or to supplement or revise our opinion to reflect any legal developments or factual matters arising subsequent to the date hereof. No opinion is expressed as to any transactions in connection with the Merger or any matter, other than those specifically covered by this opinion. In particular, this opinion is limited solely to matters in the Registration Statement’s discussion of the Merger, and does not address the U.S. federal income tax treatment of any other items described in the Registration Statement.

The U.S. federal income tax consequences of the Merger described in the Registration Statement are complex and are subject to varying interpretations. The conclusions reached in our opinion are based on our best judgment regarding application of the relevant legal authorities. Our opinion is not binding on the U.S. Internal Revenue Service or any court, and there can be no assurance or guarantee that either will agree with our conclusions. Indeed, the U.S. Internal Revenue Service may challenge one or more of the conclusions contained herein and the U.S. Internal Revenue Service may take a position that is inconsistent with the views expressed herein. There can be no assurance or guarantee that a court would, if presented with the issues addressed herein, reach the same or similar conclusions as we have reached; indeed, a court may reach a contrary conclusion on one or more issues.

Based upon and subject to the foregoing and the limitations and qualifications herein and in the Registration Statement, we hereby confirm that (i) the statements set forth in the Registration Statement under the caption “U.S. Federal Income Tax Considerations for Holders of Nauticus Common Stock,” insofar as they are statements regarding U.S. federal income tax law and regulations and legal conclusions with respect thereto, constitute the opinion of Winston & Strawn LLP as to the material U.S. federal income tax consequences to Holders of Nauticus Common Stock that exchange, pursuant to the Merger, their Nauticus Common Stock for CLAQ Common Stock (including for this purpose the Earnout Shares), and (ii) it is our opinion that the Merger will be treated for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code.

This opinion is furnished to you solely for use in connection with the Registration Statement. This opinion is based on facts and circumstances existing on the date hereof. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and also to the references to Winston & Strawn LLP in the Registration Statement. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Winston & Strawn LLP